Exhibit 99.1

GTT Completes Acquisition of MegaPath Managed Services Business

McLean, VA, April 1, 2015—GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today the completion of the acquisition of the MegaPath Managed Services business which provides private wide-area-networking, Internet access services, managed services and managed security to over 500 clients.

GTT paid $144.8 million in cash and $7.5 million in GTT common stock for the acquisition.  In 2014, MegaPath Managed Services business generated recurring revenue of approximately $124 million and adjusted EBITDA of approximately $20 million.

“This acquisition furthers our growth strategy to expand our cloud networking services by adding a comprehensive portfolio of managed services,” said Rick Calder, GTT President and CEO.  “This transaction puts us materially closer to achieving our next financial objective of $400 million in revenue and $100 million in Adjusted EBITDA.”

GTT engaged KeyBanc Capital Markets Inc. and Webster Bank, N.A. to arrange the debt financing related to the acquisition of MegaPath Managed Services business.

About GTT

GTT operates a global Tier 1 IP network connecting to any location in the world and with any application in the cloud.  Our cloud networking services provide a better way for multinational clients to embrace the cloud.  Our clients trust us to deliver solutions with simplicity, speed and agility so they can compete effectively in the global economy. For more information, visit www.gtt.net.

Please contact:

GTT Media Inquiries

Ann Rote

1.703.677.9941

ann.rote@gtt.net

GTT Investor Relations:

Jody Burfening/Carolyn Capaccio, LHA

1.212.838.3777

ccapaccio@lhai.com